Division of Corp.	5/2/00	9:49:     PAGE 003/3	RightFAX

_05/01/00 MON 15:18 FAX 302 998 5818	la 002

                                                STATE OF DELAWARE
                                               SECRETARY OF STATE
                                            DIVISION OF CORPORATIONS
                                            FILED 09:00 AM 04/28/2000
                                               001217388 - 3219076


                  CERTIFCATE OF INCORPORATION
                     A Stock Corporation

FIRST: The corporation name is Pioneer Capital Associates, Inc..

SECOND: Its registered office in the State of Delaware is to be located at 3422 Old Capitol Trail, Suite 700, in the city of Wilmington, county of New Castle, 19808-6192. The registered agent in charge thereof is Delaware Business Incorporators, Inc., located at same address, as above.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH The amount of the total authorized capital stock of this corporation is 100000000 shares of $0.0001 par value.

FIFTH: The name and mailing address of the incorporator is Delaware Business Incorporators, Inc., 3422 Old Capitol Trail, Suite 700, Wilmington, DE 19808-6192,

SIXTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of this Certificate of Incorporation dull eliminate or reduce the effect of this Article, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this date 04/27100.


Incorporator:
DELAWARE BUSINESS INCORPORATORS, INC.
BY: //s// Russell D. Murray, V.P.
          Russell D. Murray, V.P.




ID: 11297